THE NEW HOME COMPANY REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS

2017 Fourth Quarter
- Diluted EPS of $0.50, Including a ($0.15) Noncash Deferred Tax Asset Charge -
- Deliveries up 17% -
- Homebuilding Gross Margin up 140 bps to 15.8% -
- Orders up 55% -

Aliso Viejo, California, February 14, 2018. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2017 fourth quarter and full year.

Fourth Quarter 2017 Highlights Compared to Fourth Quarter 2016

•	Net income of $10.5 million, or $0.50 per diluted share vs. $13.8 million, or $0.66 per diluted share

◦	Net income included a $3.2 million, or ($0.15) per diluted share, noncash deferred tax asset charge resulting from the passage of the Tax Cuts and Jobs Act of 2017

•	Total revenues of $324.1 million vs. $322.4 million

•	Home sales revenue of $279.9 million, up 7%; deliveries up 17%

•	Homebuilding gross margin of 15.8% vs. 14.4%, up 140 basis points; excluding interest in cost of sales and inventory impairments, up 180 basis points to 18.0%*

•	Net new home orders up 55%

•	Backlog units up 94%

Full Year 2017 Highlights Compared to Full Year 2016

•	Total revenues of $751.2 million vs. $694.5 million, an 8% increase

•	Home sales revenue of $560.8 million, a 10% increase; deliveries up 36%

•	Homebuilding gross margin up 100 basis points to 15.2% vs. 14.2%; excluding interest in cost of sales and impairments, up 190 basis points to 17.6%*

•	Net new home orders up 63%

“The New Home Company finished the year on a very strong note with our fourth quarter home sales revenue representing half of our full year total. Additionally, our deliveries were up 17% for the quarter and our homebuilding gross margin improved 140 basis points to 15.8%. We plan to build on this momentum in 2018 as we execute on our strategy to increase our community count and expand our product offerings to deliver more homes at lower, more diverse price points,” said The New Home Company’s Chief Executive Officer Larry Webb. “During 2017, we opened seven communities with initial base pricing below $750,000 and plan to open six more communities below this price point in 2018.”

Mr. Webb continued, “The healthy buyer demand we experienced in California during the year, along with the shift to more affordably-priced product, drove increases in our monthly sales absorption rates for both the fourth quarter and full year 2017. Net new home orders were up 55% for the 2017 fourth quarter and 63% for the full year, and we ended the year with a 94% increase in backlog units.”

Mr. Webb concluded, “We believe the favorable housing market conditions we experienced in 2017 will continue into 2018, which should position us to take advantage of healthy buyer demand, capitalize on growth opportunities, and improve shareholder returns.”

Fourth Quarter 2017 Operating Results

Total revenues for the 2017 fourth quarter were $324.1 million, compared to $322.4 million in the prior year period. Net income attributable to the Company was $10.5 million, or $0.50 per diluted share, and included a noncash income tax charge of $3.2 million, or ($0.15) per diluted share, attributable to the revaluation of the Company's deferred tax asset related to the reduction in the federal corporate tax rate in connection with the Tax Cuts and Jobs Act enacted in December 2017. Excluding the deferred tax asset charge, net income for the 2017 fourth quarter was $13.7 million*, or $0.65* per diluted share, compared to $13.8 million, or $0.66 per diluted share, in the prior year period. The 2017 fourth quarter also included a $0.9 million pretax inventory impairment related to housing as compared to $3.5 million of inventory impairments related to housing and land in the prior year period. Excluding the deferred tax asset charge, our 2017 fourth quarter net income was relatively flat with the prior year as a 7% increase in home sales revenue, a 140 basis point improvement in home sales gross margin and a $2.6 million reduction in inventory impairments were primarily offset by a $3 million decrease in joint venture income, a 50 basis point increase in selling and marketing expenses as a percentage of home sales revenues and a $1.7 million decline in fee building gross margin.

Wholly Owned Projects

Home sales revenue for the 2017 fourth quarter increased 7% to $279.9 million, compared to $261.7 million in the prior year period. The increase in home sales revenue was driven largely by a 17% increase in deliveries, which was partially offset by an 8% decline in the average selling price of homes delivered to $2.0 million due to a product mix shift.

Gross margin from home sales for the 2017 fourth quarter improved 140 basis points to 15.8% compared to 14.4% in the prior year period. The 2017 fourth quarter included a $0.9 million inventory impairment charge related to one community while the 2016 fourth quarter included $2.4 million in housing impairment charges related to two communities. Excluding the impact of inventory impairments, the gross margin from home sales for the 2017 fourth quarter was 16.2%* vs. 15.3%* for the 2016 period. The 140 basis point improvement in home sales gross margin (90 basis points before impairment charges) was primarily due to a product mix shift, including increased deliveries in the 2017 fourth quarter from two higher-margin, coastal communities located in Newport Coast, CA. Additionally, the 2017 fourth quarter also benefited from a $0.8 million warranty reserve adjustment. Adjusted gross margin from home sales for the 2017 fourth quarter, excluding interest in cost of home sales and inventory impairments, was 18.0%* compared to 16.2%* in the prior year period.

Our SG&A expense ratio as a percentage of home sales revenue for the 2017 fourth quarter was 8.4% versus 7.9% in the prior year period. The 50 basis point increase in the SG&A rate was primarily attributable to higher selling and marketing costs driven by greater amortization of capitalized selling and marketing costs from our two luxury communities located in Newport Coast, CA coupled with an increase in marketing and model operating costs related to new community openings.

Net new home orders for the 2017 fourth quarter were up 55% to 107 homes, compared to 69 homes in the prior year period. The increase was primarily driven by a 44% increase in the monthly sales absorption rate and to a lesser extent, a 13% increase in active selling communities, which totaled 17 as of the end of the year. The Company's monthly sales absorption pace for the 2017 fourth quarter was 2.3 sales per average selling community, compared to 1.6 in the prior year period. The improvement in the absorption rate was driven by stronger order activity in both Southern and Northern California resulting from more affordably-priced product offerings, which generally sell at a faster pace than move-up and luxury product. The Company's cancellation rate for the 2017 fourth quarter was 8% as compared to 12% in the prior year period.

The dollar value of the Company's wholly owned backlog at the end of the 2017 fourth quarter was $162.3 million and totaled 153 homes, compared to $187.3 million and 79 homes in the prior year period. The decrease in backlog dollar value resulted from a 55% lower average selling price of homes in backlog to $1.1 million as compared to $2.4 million a year ago. The decline in the Company's average home price in backlog was due to the delivery of the final homes from its two higher-priced luxury communities located in Newport Coast, CA, combined with the Company's strategy to expand its product portfolio to include more affordable price points.

Fee Building Projects

Fee building revenue for the 2017 fourth quarter decreased 27% to $44.2 million, compared to $60.8 million in the prior year period. The decrease was primarily due to a decrease in fee building construction activity. Our fee building gross margin was $1.0 million compared to $2.7 million in the prior year period. Management fees from joint ventures were $1.2 million during the 2017 fourth quarter compared to $2.0 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2017 fourth quarter was $0.3 million, compared to $3.3 million in the prior year period. The reduction in joint venture income was due to a 47% decrease in joint venture home sales revenue resulting from a 54% decline in deliveries, lower joint venture home sales gross margin and a reduction in joint venture land sales revenue. The decrease in joint venture home sales gross margin was largely the result of a mix shift to more Sacramento deliveries in 2017 as compared to a heavier mix of Bay Area deliveries from our higher-margin Orchard Park community in 2016.

The following sets forth supplemental information about the Company’s joint ventures. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Joint venture net income totaled $0.6 million, compared to $9.8 million in the prior year period. Joint venture home sales revenue totaled $38.1 million, compared to $72.0 million in the prior year period, while joint venture land sales revenue totaled $1.7 million for the 2017 fourth quarter, compared to $14.7 million in the prior year period.

At the end of the 2017 fourth quarter, our joint ventures had seven actively selling communities compared to nine at the end of the 2016 fourth quarter. Net new home orders from joint ventures for the 2017 fourth quarter decreased 29% to 34 homes as compared to 48 homes in the prior year period. The dollar value of homes in backlog from joint ventures at the end of the 2017 fourth quarter was $66.6 million from 80 homes, compared to $55.4 million from 62 homes in the prior year period.

Income Taxes

The Company's provision for income taxes for the 2017 fourth quarter was $11.2 million and included a $3.2 million noncash charge related to the revaluation of its deferred tax asset resulting from the passage of the Tax Cuts and Jobs Act that was enacted in December 2017 and reduced the corporate federal tax rate from 35% to 21%. The effective tax rate for the 2017 fourth quarter was 51.7% as compared to 37.6% for the 2016 fourth quarter, while the full year 2017 effective tax rate was 47.3% vs. 38.4% for the full year 2016. Excluding the deferred tax asset charge, the Company's effective tax rate would have been 37.0%* and 37.5%* for the 2017 fourth quarter and full year 2017, respectively. Based on our current operations and geographic footprint coupled with current state income tax laws, our preliminary estimate of the full year 2018 effective income tax rate is approximately 28% to 29%, excluding the impact of any potential discrete items.

Full Year 2017 Operating Results

Total revenues for the year ended December 31, 2017 were up 8% to $751.2 million, compared to $694.5 million in the prior year. The increase in total revenues was primarily due to a 36% increase in new home deliveries, which was partially offset by a 19% decrease in the average selling price of homes delivered due to a product mix shift. Net income attributable to the Company for the full year 2017 was $17.2 million, or $0.82 per diluted share, and included a noncash deferred tax asset charge of $3.2 million, or $0.15 per diluted share, related to the reduction in the federal corporate tax rate in connection with the Tax Cuts and Jobs Act enacted in December 2017. Excluding the deferred tax asset charge, net income for the full year 2017 was $20.3 million*, or $0.97* per diluted share, compared to $21.0 million, or $1.01 per diluted share, for the full year 2016. The slight decrease in net income before the adjustment to our deferred tax asset was due to a $6.8 million reduction in joint venture income and a $3.3 million decrease in joint venture management fees, which was offset by a 10% increase in the Company's wholly owned home sales revenue and a 100 basis point improvement in home sales gross margin.

Balance Sheet and Liquidity

As of December 31, 2017, the Company had real estate inventories totaling $416.1 million, of which $332.5 million represented work-in-process and completed homes (including models), $47.8 million in land and land under development, and $35.8 million in land deposits and pre-acquisition costs. The Company owned or controlled 2,752 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,806 lots, or 66%, were controlled through option contracts. The Company ended the 2017 fourth quarter with $123.5 million in cash and cash equivalents and had no borrowings outstanding under its $200.0 million revolving credit facility. The Company ended the 2017 fourth quarter with $318.7 million in debt outstanding (net of unamortized discount, premium and debt issuance costs), a debt-to-capital ratio of 54.7% and a net debt-to-capital ratio of 42.4%*.

Guidance

The Company's current estimate for full year guidance for 2018 is as follows:

•	Home sales revenue of $600 - $660 million

•	Fee building revenue of $110 - $140 million

•	Home sales gross margin of 14.5% - 15.0%

•	Income from unconsolidated joint ventures of $2 million

•	Wholly owned active year-end community count of 20

•	Joint venture active year-end community count of 5

The Company's current estimate for the 2018 first quarter is as follows:

•	Home sales revenue of $70 - $80 million

•	Fee building revenue of $30 - $40 million

•	Income from unconsolidated joint ventures of $0.5 million

•	Wholly owned active quarter-end community count of 21

•	Joint venture active quarter-end community count of 7

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Wednesday, February 14, 2018 to review fourth quarter and full year results, discuss recent events and results, and discuss the Company's initial full year and certain quarterly guidance for 2018. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through March 14, 2018 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13675611.

* Homebuilding gross margin percentage before impairments, adjusted homebuilding gross margin percentage, net debt-to-capital ratio, net income before noncash deferred tax asset charge, earnings per diluted share before noncash deferred tax asset charge, and effective tax rate before noncash deferred tax asset charge are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires); issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives;
changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$279,885	$261,668	$560,842	$507,949
Fee building, including management fees from unconsolidated joint ventures of $1,190, $1,951, $4,945 and $8,202, respectively	44,217	60,781	190,324	186,507
	324,102	322,449	751,166	694,456
Cost of Sales:
Home sales	234,668	221,700	473,213	433,559
Home sales impairments	900	2,350	2,200	2,350
Land sales impairment	—	1,150	—	1,150
Fee building	43,194	58,040	184,827	178,103
	278,762	283,240	660,240	615,162
Gross Margin:
Home sales	44,317	37,618	85,429	72,040
Land sales	—	(1,150)	—	(1,150)
Fee building	1,023	2,741	5,497	8,404
	45,340	39,209	90,926	79,294

Selling and marketing expenses	(14,465)	(12,167)	(32,702)	(26,744)
General and administrative expenses	(9,180)	(8,406)	(26,330)	(25,882)
Equity in net income of unconsolidated joint ventures	260	3,263	866	7,691
Other income (expense), net	(263)	181	(229)	(409)
Pretax income	21,692	22,080	32,531	33,950
Provision for income taxes	(11,222)	(8,306)	(15,390)	(13,024)
Net income	10,470	13,774	17,141	20,926
Net loss attributable to noncontrolling interest	1	6	11	96
Net income attributable to The New Home Company Inc.	$10,471	$13,780	$17,152	$21,022

Earnings per share attributable to The New Home Company Inc.:
Basic	$0.50	$0.67	$0.82	$1.02
Diluted	$0.50	$0.66	$0.82	$1.01
Weighted average shares outstanding:
Basic	20,876,766	20,712,095	20,849,736	20,685,386
Diluted	21,145,065	20,960,173	20,995,498	20,791,445

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$123,546	$30,496
Restricted cash	424	585
Contracts and accounts receivable	23,224	27,833
Due from affiliates	1,060	1,138
Real estate inventories	416,143	286,928
Investment in and advances to unconsolidated joint ventures	55,824	50,857
Other assets	24,291	21,299
Total assets	$644,512	$419,136

Liabilities and equity
Accounts payable	$23,722	$33,094
Accrued expenses and other liabilities	38,054	23,418
Unsecured revolving credit facility	—	118,000
Senior notes, net	318,656	—
Total liabilities	380,432	174,512
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,876,837 and 20,712,166, shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	209	207
Additional paid-in capital	199,474	197,161
Retained earnings	64,307	47,155
Total stockholders' equity	263,990	244,523
Noncontrolling interest in subsidiary	90	101
Total equity	264,080	244,624
Total liabilities and equity	$644,512	$419,136

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31,
	2017	2016
	(Dollars in thousands)
Operating activities:
Net income	$17,141	$20,926
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(1,073)	(918)
Noncash deferred tax asset charge	3,190	—
Amortization of equity based compensation	2,803	3,471
Excess income tax provision from stock-based compensation	—	97
Inventory impairments	2,200	3,500
Abandoned project costs	383	580
Gain from notes payable principal reduction	—	(250)
Distributions of earnings from unconsolidated joint ventures	1,588	3,742
Equity in net income of unconsolidated joint ventures	(866)	(7,691)
Deferred profit from unconsolidated joint ventures	821	646
Depreciation and amortization	449	511
Net changes in operating assets and liabilities:
Restricted cash	161	396
Contracts and accounts receivable	4,670	(3,737)
Due from affiliates	18	(344)
Real estate inventories	(114,930)	(71,388)
Other assets	(5,255)	(756)
Accounts payable	(9,546)	6,171
Accrued expenses and other liabilities	7,544	2,921
Due to affiliates	—	(293)
Net cash used in operating activities	(90,702)	(42,416)
Investing activities:
Purchases of property and equipment	(195)	(439)
Cash assumed from joint venture at consolidation	995	2,009
Contributions and advances to unconsolidated joint ventures	(27,479)	(15,088)
Distributions of capital and repayment of advances to unconsolidated joint ventures	15,577	15,307
Interest collected on advances to unconsolidated joint ventures	552	—
Net cash provided by (used in) investing activities	(10,550)	1,789
Financing activities:
Borrowings from credit facility	88,000	223,050
Repayments of credit facility	(206,000)	(179,974)
Proceeds from senior notes	324,465	—
Borrowings from other notes payable	—	343
Repayments of other notes payable	(4,110)	(15,636)
Payment of debt issuance costs	(7,565)	(1,064)
Cash distributions to noncontrolling interest in subsidiary	—	(725)
Minimum tax withholding paid on behalf of employees for stock awards	(590)	(648)
Excess income tax provision from stock-based compensation	—	(97)
Proceeds from exercise of stock options	102	—
Net cash provided by financing activities	194,302	25,249
Net increase (decrease) in cash and cash equivalents	93,050	(15,378)
Cash and cash equivalents – beginning of year	30,496	45,874
Cash and cash equivalents – end of year	$123,546	$30,496

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended December 31,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	86	$242,955	$2,825	80	$232,045	$2,901	8%	5%	(3)%
Northern California	53	36,930	697	39	29,623	760	36%	25%	(8)%
Total	139	$279,885	$2,014	119	$261,668	$2,199	17%	7%	(8)%

	Year Ended December 31,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	174	$433,651	$2,492	147	$422,041	$2,871	18%	3%	(13)%
Northern California	167	127,191	762	103	85,908	834	62%	48%	(9)%
Total	341	$560,842	$1,645	250	$507,949	$2,032	36%	10%	(19)%

Net New Home Orders:
	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Southern California	54	36	50%	197	141	40%
Northern California	53	33	61%	215	112	92%
	107	69	55%	412	253	63%

Active Communities:
	As of December 31,
	2017	2016	% Change
Southern California	10	8	25%
Northern California	7	7	—%
	17	15	13%

KEY FINANCIAL AND OPERATING DATA (continued)
(Dollars in thousands)
(Unaudited)

Backlog:	As of December 31,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	71	$93,955	$1,323	48	$162,599	$3,387	48%	(42)%	(61)%
Northern California	82	68,295	833	31	24,697	797	165%	177%	5%
Total	153	$162,250	$1,060	79	$187,296	$2,371	94%	(13)%	(55)%

Lots Owned and Controlled:	December 31,
	2017	2016	% Change
Lots Owned
Southern California	563	290	94%
Northern California	318	300	6%
Arizona	65	—	NA
Total	946	590	60%
Lots Controlled (1)
Southern California	278	721	(61)%
Northern California	1,031	265	289%
Arizona	497	—	NA
Total	1,806	986	83%
Lots Owned and Controlled - Wholly Owned	2,752	1,576	75%
Fee Building (2)	920	935	(2)%
Total Lots Owned and Controlled	3,672	2,511	46%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.
(2) Lots owned by third party property owners for which we perform construction services.

Other Financial Data:	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Interest incurred	$6,761	$2,241	$21,978	$7,484
Adjusted EBITDA(1)	$28,632	$27,273	$50,145	$43,144
Adjusted EBITDA margin percentage (1)	8.8%	8.5%	6.7%	6.2%
Ratio of LTM(2) Adjusted EBITDA to total interest incurred (1)	2.3x	5.8x	2.3x	5.8x
Ratio of debt-to-capital	54.7%	32.5%	54.7%	32.5%
Ratio of net debt-to-capital(1)	42.4%	26.2%	42.4%	26.2%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	6.4x	2.7x	6.4x	2.7x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	3.9x	2.0x	3.9x	2.0x
Ratio of cash, inventory, and joint venture investments to debt	1.9x	3.1x	1.9x	3.1x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of LTM Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$38,069	$71,986	(47)%	$142,697	$177,544	(20)%
Land sales revenue	1,698	14,708	(88)%	4,750	55,675	(91)%
Total revenue	$39,767	$86,694	(54)%	$147,447	$233,219	(37)%
Net income (loss)	$563	$9,813	(94)%	$(529)	$26,191	(102)%

Operating Data - Unconsolidated Joint Ventures:
New home orders	34	48	(29)%	170	159	7%
New homes delivered	34	74	(54)%	149	197	(24)%
Average selling price of homes delivered	$1,120	$973	15%	$958	$901	6%

Selling communities at end of period				7	9	(22)%
Backlog homes (dollar value)				$66,636	$55,414	20%
Backlog (homes)				80	62	29%
Average sales price of backlog				$833	$894	(7)%

Homebuilding lots owned and controlled				341	585	(42)%
Land development lots owned and controlled				2,323	2,415	(4)%
Total lots owned and controlled				2,664	3,000	(11)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles net income attributable to the Company to the non-GAAP measure of net income attributable to the Company before noncash deferred tax asset charge and earnings per share and earnings per diluted share attributable to the Company to the non-GAAP measures of earnings per share and diluted earnings per share attributable to the Company before noncash deferred tax asset charge. The table also reconciles the Company's effective tax rate to the non-GAAP measure of effective tax rate before noncash deferred tax asset charge. The revaluation of the Company's deferred tax asset was required as a result of the Tax Cuts and Jobs Act that was enacted in December 2017. We believe removing the impact of the noncash deferred tax asset charge is relevant to provide investors with an understanding of the impact the charge had to earnings and to allow a more direct comparison of earnings to the prior year period.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)
Net income attributable to The New Home Company Inc.	$10,471	$13,780	$17,152	$21,022
Noncash deferred tax asset charge	3,190	—	3,190	—
Net income attributable to The New Home Company Inc. before noncash deferred tax asset charge	$13,661	$13,780	$20,342	$21,022

Earnings per share attributable to The New Home Company Inc.:
Basic	$0.50	$0.67	$0.82	$1.02
Diluted	$0.50	$0.66	$0.82	$1.01

Earnings per share attributable to The New Home Company Inc. before noncash deferred tax asset charge:
Basic	$0.65	$0.67	$0.98	$1.02
Diluted	$0.65	$0.66	$0.97	$1.01

Weighted average shares outstanding:
Basic	20,876,766	20,712,095	20,849,736	20,685,386
Diluted	21,145,065	20,960,173	20,995,498	20,791,445

Effective tax rate for The New Home Company Inc.:
Pretax income	$21,692	$22,080	$32,531	$33,950
Provision for income taxes	$11,222	$8,306	$15,390	$13,024
Effective tax rate (1)	51.7%	37.6%	47.3%	38.4%

Effective tax rate for The New Home Company Inc. before noncash deferred tax asset charge:
Provision for income taxes	$11,222	$8,306	$15,390	$13,024
Noncash deferred tax asset charge	(3,190)	—	(3,190)	—
Provision for income taxes before noncash deferred tax asset charge	$8,032	$8,306	$12,200	$13,024
Effective tax rate for The New Home Company Inc. before noncash deferred tax asset charge (1)	37.0%	37.6%	37.5%	38.4%
(1) Effective tax rate is computed by dividing provision for income taxes by pretax income

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)
The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP, to the non-GAAP measures homebuilding gross margin before impairments and adjusted homebuilding gross margin percentages. We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended December 31,				Year Ended December 31,
	2017	%	2016	%	2017	%	2016	%
	(Dollars in thousands)
Home sales revenue	$279,885	100.0%	$261,668	100.0%	$560,842	100.0%	$507,949	100.0%
Cost of home sales	235,568	84.2%	224,050	85.6%	475,413	84.8%	435,909	85.8%
Homebuilding gross margin	44,317	15.8%	37,618	14.4%	85,429	15.2%	72,040	14.2%
Add: Home sales impairments	900	0.3%	2,350	0.9%	2,200	0.4%	2,350	0.4%
Homebuilding gross margin before impairments	45,217	16.2%	39,968	15.3%	87,629	15.6%	74,390	14.6%
Add: Interest in cost of home sales	5,302	1.8%	2,314	0.9%	11,021	2.0%	5,331	1.1%
Adjusted homebuilding gross margin	$50,519	18.0%	$42,282	16.2%	$98,650	17.6%	$79,721	15.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales or other expense, (d) noncash impairment charges and abandoned project costs, (e) gain (loss) on extinguishment of debt, (f) depreciation and amortization, (g) amortization of equity-based compensation and (h) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position and level of impairments. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income to Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, and the ratio of debt to Adjusted EBITDA is provided in the following table.

	Three Months Ended		LTM(1) Ended		Year Ended
	December 31,		December 31,		December 31,
	2017	2016	2017	2016	2017	2016
	(Dollars in thousands)		(Dollars in thousands)		(Dollars in thousands)
Net income	$10,470	$13,774	$17,141	$20,926	$17,141	$20,926
Add:
Interest amortized to cost of sales and other expense	5,333	2,314	11,057	5,331	11,057	5,331
Provision for income taxes	11,222	8,306	15,390	13,024	15,390	13,024
Depreciation and amortization	105	130	449	511	449	511
Amortization of equity-based compensation	717	869	2,803	3,471	2,803	3,471
Cash distributions of income from unconsolidated joint ventures	—	1,811	1,588	3,742	1,588	3,742
Noncash impairments and abandonments	1,045	3,582	2,583	4,080	2,583	4,080
Less:
Gain from notes payable principal reduction	—	(250)	—	(250)	—	(250)
Equity in net income of unconsolidated joint ventures	(260)	(3,263)	(866)	(7,691)	(866)	(7,691)
Adjusted EBITDA	$28,632	$27,273	$50,145	$43,144	$50,145	$43,144
Total Revenue	$324,102	$322,449	$751,166	$694,456	$751,166	$694,456
Adjusted EBITDA margin percentage	8.8%	8.5%	6.7%	6.2%	6.7%	6.2%
Interest incurred	$6,761	$2,241	$21,978	$7,484	$21,978	$7,484
Ratio of Adjusted EBITDA to total interest incurred			2.3x	5.8x	2.3x	5.8x
Total debt at period end			$318,656	$118,000	$318,656	$118,000
Ratio of debt to Adjusted EBITDA			6.4x	2.7x	6.4x	2.7x
Total net debt at period end			$194,686	$86,919	$194,686	$86,919
Ratio of net debt to Adjusted EBITDA			3.9x	2.0x	3.9x	2.0x
Total cash, inventory, and joint venture investments			$595,513	$368,281	$595,513	$368,281
Ratio of cash, inventory, and joint venture investments to debt			1.9x	3.1x	1.9x	3.1x

(1) "LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,
	2017	2016
	(Dollars in thousands)
Total debt, net	$318,656	$118,000
Equity, exclusive of noncontrolling interest	263,990	244,523
Total capital	$582,646	$362,523
Ratio of debt-to-capital(1)	54.7%	32.5%

Total debt, net	$318,656	$118,000
Less: cash, cash equivalents and restricted cash	123,970	31,081
Net debt	194,686	86,919
Equity, exclusive of noncontrolling interest	263,990	244,523
Total capital	$458,676	$331,442
Ratio of net debt-to-capital(2)	42.4%	26.2%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net by the sum of total debt, net plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.